Exhibit 99.1

Gaia Sets Second Quarter 2023 Conference Call for Monday, July 31, 2023, at 4:30 p.m. ET

BOULDER, CO, July 24, 2023— Gaia, Inc. (NASDAQ: GAIA) (“Gaia” and/or the “Company”), a conscious media and community company,will conduct a conference call on Monday, July 31, 2023, at 4:30 p.m. Eastern time (2:30 p.m. Mountain time) to discuss its financial results for the second quarter ended June 30, 2023. The company will report its financial results in a press release prior to the call.

Gaia management will host the conference call, followed by a question and answer period.

Date: Monday, July 31, 2023

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-877-269-7751

International dial-in number: 1-201-389-0908

Conference ID: 13739670

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay hereand via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 14, 2023.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13739670

In addition, as previewed in its June 26, 2023 press release, Gaia experienced a moderate increase in second quarter 2023 revenue and member count as compared to the first quarter of 2023, with revenue of $19.8 million compared to $19.6 million for the first quarter of 2023 and member count of approximately 775,000 compared to 766,000 for the first quarter of 2023. Further, Gaia experienced an increase in operating cash flow in the second quarter of 2023, with operating cash flow of approximately $3.3 million for the second quarter of 2023 as compared to $3.1 million for the first quarter of 2023.

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, over 85% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Company Contact:

Ned Preston

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Group, Inc.

Cody Slach

(949) 574-3860

GAIA@gateway-grp.com